                                                                    EXHIBIT 99.1

                                 PRESS RELEASE



FOR IMMEDIATE RELEASE -- October 13, 2004 (4:00 p.m. Central Time)

CAPITAL BANCORP, INC.
1820 WEST END AVENUE
NASHVILLE, TENNESSEE 37203

Contact: Sally P. Kimble, Executive Vice President and Chief Financial Officer
         (615.234.1614)

                  CAPITAL BANCORP, INC., NASHVILLE, TENNESSEE,
                 ANNOUNCES THIRD QUARTER 2004 EARNINGS INCREASE

Nashville, Tennessee, October 13, 2004 - Capital Bancorp, Inc. today issued the following statement:

Capital Bancorp, Inc. reported consolidated earnings and financial highlights for the nine months and quarter ended September 30, 2004. Capital Bancorp, Inc. is the parent company of Capital Bank & Trust Company. These results included:

Net income for the nine months ended September 30, 2004, was $2,218,000, or $0.69 basic earnings per common share, up 35.5% from $1,637,000, or $0.52 basic earnings per common share, for the same period of 2003. Net income for the third quarter of 2004 was $938,000, or $0.28 basic earnings per common share, up 40.4% from $668,000, or $0.21 basic earnings per common share, for the third quarter of 2003. Net income was boosted by the tax impact of option exercises during the most recent quarter. The option exercises netted the Company $1,297,500 in new capital without underwriting or investment banking expense.

Total assets have increased $55,907,000, or 19.8%, from $281,969,000 at December 31, 2003, to $337,876,000 at September 30, 2004. Loans, net of allowance for possible loan losses and unearned interest and fees, have increased $39,990,000, or approximately 18.7%, during the nine months of 2004, ending the period at $254,324,000. Total deposits increased $48,616,000, or 21.7%, to $272,846,000 during the same period.

R. Rick Hart, Chairman, President and CEO of the Company commented on the third quarter performance by saying:

"Capital Bank continues to experience sound earnings and stellar growth in both deposits and loans. Our strong performance is due to many factors. Our continued commitment to relationship banking has enhanced every facet of our operations. We have benefited by trying always to do the right thing for our customers. This is reflected in increases in our earnings, in our loans and in our deposits. Our consolidated capital position continues to benefit from option exercises, which have resulted in the acquisition of nearly $1.3 million in new capital at no underwriting, investment banking, or comparable expense.

"I believe that the Company's markedly increased share price reflects the market's overall reaction to the positive developments at the Company, including capital strength, rapid loan and deposit growth, and strong earnings that Capital Bancorp and Capital Bank have been enjoying.

"Our Employees and Directors give true meaning to the value of relationship banking and quality service."

                                       ***

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Bank's ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company's ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company's reports to the Securities and Exchange Commission and in public announcements. In addition, all numbers are unaudited and quarterly results are subject to adjustment in the ordinary course. The Company undertakes no obligation to correct or update this information.

Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its direct and indirect subsidiaries. Its principal subsidiary is Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. For additional information about the Company and the Bank, please visit the Bank's website at www.capitalbk.com.

                                      #####